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[ACSYS, INC LOGO APPEARS HERE]


FOR IMMEDIATE RELEASE

Contact:  Timothy Mann, Jr.
          Chief Executive Officer
          Acsys, Inc.
          (770) 395-0014

     PAUL J. KLAASSEN JOINS ACSYS, INC. BOARD OF DIRECTORS

ATLANTA (February 25, 1998) -- Acsys, Inc. (Nasdaq/NM:ACSY), today announced that Paul J. Klaassen has been elected to the Board of Directors, increasing the number of Board members to ten.

     Mr. Klaassen is the co-founder, chairman, president and chief executive officer of Sunrise Assisted Living, Inc. (Nasdaq/NM:SNRZ). He also is founding chairman of the Assisted Living Facilities Association of America and serves on the editorial advisory boards of Contemporary Long-Term Care, Retirement Housing Report, Assisted Living Today and Assisted Living Briefing magazines.

     Timothy Mann, Jr., chief executive officer of Acsys, said, "We're pleased that Paul has joined our Board of Directors and look forward to his guidance and leadership. He has built what is considered the 'gold standard' in the assisted living industry and brings substantial experience to our Board in dealing with issues that confront a company in a substantial growth phase. With Paul, William Porter Payne and Barry Abelson as our outside directors, we have a strong team."

     Acsys, Inc. is one of the leading accounting and finance temporary staffing and permanent placement firms in the U.S. The Company operates 16 offices serving the Atlanta, Charlotte, Central New Jersey, Philadelphia, Tampa, and Washington, D.C. metropolitan markets.

     Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; and other factors discussed in Acsys's filings with the Securities and Exchange Commission.